Exhibit 10.35
Relocation Policy
It is the policy of NeuStar, Inc. to pay for reasonable and necessary expenses of relocating an employee, when such a move is at the request of the Company. These expenses include the relocation of spouse / domestic partner and eligible dependents.
Once you have made the important decision to accept a company transfer, Human Resources will provide you with the information to expedite your move to the new assignment. Outlined are specifics involved in the relocation process. Our goal is to make this a positive experience utilizing the services and counseling assistance we can provide throughout your relocation. Neustar utilizes the services of Interstate Relocation Services a third party relocation company.
The policy applies to all full-time employees relocating between NeuStar locations. The policy also may apply to new hires if relocation is part of the employment offer.
A relocation qualifies under this policy when:
1)	The period of the reassignment is expected to be twelve (12) months or longer.

2)	The relocation is at the request of the Company.

3)	The change in commuting distance between the original work location and the destination work location is 50 miles or more based on the shortest common route.
Relocation Repayment Agreement
Relocating an employee requires a substantial investment by Neustar. If you voluntarily elect to terminate your employment, cancel your move, or are terminated with cause within 12 months of the effective date of your transfer, you agree to immediately repay the relocation dollars reimbursed and/or advanced, including all expenses that were directly billed to Neustar.
You must sign and return the Relocation Repayment Agreement before any relocation benefits can be processed. Your Human Resources representative will then notify Interstate Relocation of your move. You will be contacted promptly by your designated Interstate Relocation Counselor to review your benefits and determine your individual needs

Relocation Expense Allowances
Shipment of Household Goods
Your Interstate Counselor will coordinate the shipment of your household goods. You should inform your Interstate Counselor upon securing a new address and identifying a moving day. Neustar will pay the van line directly for the cost to move your household goods and personal effects. These services include packing, unpacking, transport and replacement insurance.
Special Shipping Charges
The company will reimburse relocation expenses incurred for the movement of two (2) automobiles, appliance services, as well as an extra pick-up at origin or extra delivery at destination.
Certain personally owned “means of transportation” (recreational vehicles, boats, airplanes, dune buggies, etc.) are excluded from the moving allowances.
Storage
The company will reimburse for the costs incurred for storage up to a maximum of 90 days. Prior approval is required
Final Move of Employee and Dependents
Coach airfare is provided to transport the employee and dependents to the new location. If the employee prefers to drive a personally owned vehicle to the new location, the company will reimburse mileage driven at the current IRS excludable rates. Up to two (2) vehicles may be authorized for this means of transportation.
Temporary Living Expense
The company will reimburse reasonable living expenses while waiting to move to a permanent residence. Temporary living expenses are covered for up to ninety (90) days. Any expenses beyond ninety (90) days must be authorized by the appropriate functional V.P.
House Hunting Trip
In order for you (and your spouse / Domestic Partner) to choose a community and a home, you may take up to two (2) trips to visit the new location for a maximum of eight (8) days. You will be reimbursed for coach airfare, hotel, phone, car rental and meals. Should you use your personal automobile the trip mileage (at the current mileage reimbursement rate) will be reimbursed.

Purchase of New Residence
The company will reimburse allowable relocation expenses for expenses relating to the purchase of a new primary residence, provided you were previously a homeowner, up to a maximum of 3% of purchase price. These expenses, if incurred, may include the following:
•	Legal fees

•	Title search and insurance

•	Inspection fee

•	Transfer taxes

•	Tax stamps

•	Survey fees

•	Appraisal fee

•	Recording fee

•	Credit checks

•	Loan origination fee, loan service charge or mortgage origination fee
Property taxes and interest will not be included in the reimbursement.
Sale of Current Residence
The Company will reimburse normal and customary expenses associated with the sale of your current, primary residence, not to exceeded 6% of the sales price.
Miscellaneous Relocation Expenses
The company recognizes that there may be other additional / incidental costs associated with relocation not covered under any of the above provisions. To compensate for these expenses, the employee can be allotted up to $7,500. This miscellaneous allowance is normally paid upon the move-in at the new residence.
Taxes
As a reminder, under the U.S. tax laws, all reimbursed relocation expenses with the exception of reimbursement for the cost of moving your household goods, personal effects (including in-transit storage expenses) and the cost of traveling to the new location (including lodging but excluding meals and mileage reimbursement up to allowable IRS excludable rates), is considered taxable income for U.S. citizens, permanent residents, and persons holding certain U.S. work authorizations. Taxable expenses include such items as: house hunting trips, temporary lodging, real estate fees, cost associated with the sale and purchase of a house, meal expenses, security deposits, and expenses of getting or breaking a lease. During the calendar year, the company will reimburse you for taxable relocation expenses. Since these expenses are taxable, the company will provide you with the appropriate federal, state, local and FICA / Medicare tax, based on the supplementary compensation wage tax rates. The Payroll Department will send you a statement explaining all taxes deposited on your behalf and included in your W-2. We encourage you to refer to the IRS Publication 521, Moving Expenses, for more information.

Authorization / Approval
Human Resources must approve all relocation expenses.
If the relocation is between two different departments the department receiving the employee is responsible for the relocation.
To qualify for reimbursement, all expenses must be incurred within one year from date of relocation expense.
Documentation
The Relocation Expense Report must be submitted with original receipts in order to obtain reimbursement.
Employees who accept relocation under these terms are required to sign a Relocation Agreement. If the employee voluntary terminates or is terminated for cause, the employee will be responsible for reimbursing the Company the amount of all relocation moneys paid to you or others on your behalf, as provided for in the Relocation Agreement.